CONSENT OF ATTORNEYS


Reference is made to the Registration Statement of Americlean, Inc. (the "Company") whereby the Company and certain Selling Shareholders propose to sell up to 2,240,000 shares of the Company's common stock. Reference is also made to
Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.


Very truly yours,

HART & TRINEN, LLP


William T. Hart

Denver, Colorado
February 1, 2000